Exhibit 1.2

(TRANSLATION)

REGULATIONS OF

THE BOARD OF DIRECTORS

OF

TOYOTA MOTOR CORPORATION

Established: February 27, 1952

As last amended on July 1, 2007

(Aa004-12)

Article 1. (Regulations of the Board of Directors)

Except as provided for in laws, ordinances or the Articles of Incorporation, matters relating to the Board of Directors of Toyota Motor Corporation (the “Company”) shall be governed by the provisions of these Regulations.

Article 2. (Purpose and Composition)

1.	The Board of Directors shall be composed of all Directors and shall make decisions on the execution of business, supervise the execution of the duties of Directors, and designate and dismiss the Representative Directors.

2.	Corporate Auditors shall be present and, whenever necessary, give their opinions at meetings of the Board of Directors.

Article 3. (Person to Convene Meeting and Notice of Meeting)

1.	A meeting of the Board of Directors shall be convened by the Chairman of the Board or the President. In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from convening, such meeting shall be convened by the Vice Chairman of the Board, the Executive Vice President or the Senior Managing Director in that order and according to their rank, if there are multiple persons holding the same position.

2.	Notice of convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days before the date of the meeting. In case of an urgency, however, such period may be shortened.

3.	A meeting of the Board of Directors may be held without following the convening procedure, if consented to by all the Directors and the Corporate Auditors.

Article 4. (Chairmanship and Method of Adopting Resolutions)

1.	The Chairman of the Board or the President shall preside as chairman at a meeting of the Board of Directors. In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, the Vice Chairman of the Board, the Executive Vice President or the Senior Managing Director, shall preside as chairman in that order and according to their rank in the case that there are multiple persons holding the same position.

2.	Resolutions of the Board of Directors shall be adopted at meetings at which a majority of the Directors who are entitled to vote are present, by a majority of the Directors so present.

3.	With respect to matters to be resolved by the Board of Directors, such matters are deemed approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Corporate Auditor expresses his/her objection to such matters.

4.	With respect to matters to be reported to the Board of Directors, Directors, Corporate Auditors or Accounting Auditors shall not be required to report such matters to the Board of Directors when such matters are notified to all the Directors and Corporate Auditors.

Article 5. (Matters to be Resolved)

The following matters shall be subject to the resolution of the Board of Directors:

(1)	Matters provided for in the Corporation Act or other laws or ordinances;

(2)	Matters provided for in the Articles of Incorporation;

(3)	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders; and

(4)	Other important managerial matters.

Article 6. (Matters to be Reported)

Directors shall report to the Board of Directors on the following matters:

(1)	State of execution of business and such other matters as are provided for in the Corporation Act or other laws or ordinances; and

(2)	Such other matters as the Board of Directors may deem necessary.

Article 7. (Minutes)

1.	Minutes shall be prepared each time a meeting of the Board of Directors is held and such minutes shall be kept on file at the head office for ten years.

2.	Minutes shall set forth matters provided for in the laws or ordinances, and the Directors and Corporate Auditors present shall sign or affix their names and seals thereto.

Supplementary Provisions

Article 1. (Effective Date)

These Regulations shall become effective as of July 1, 2007.

Article 2. (Amendment to Regulations)

Any amendment to these Regulations shall be made by a resolution of the Board of Directors.

MATTERS TO BE SUBMITTED TO THE BOARD OF DIRECTORS

I.	Matters to be Resolved:

1.	Matters provided for in the Corporation Act or other laws or ordinances:

Classifications	Items	Relevant Articles of Applicable Law
Shares; stock acquisition rights:	Fixing the record date	Article 124

	Acquisition of the Corporation’s own shares held by its subsidiaries	Article 163

	Cancellation of the Corporation’s own shares	Article 178

	Share-splits	Article 183

	Free Allotment of shares	Article 186

	Reduction of the number of shares constituting one unit (tangen) of shares or abolishment of the provisions which define such number	Article 195

	Auction of shares held by shareholders whose whereabouts are unknown	Article 197

	Issuance of new shares	Article 201

	Disposition of the Corporation’s own shares	Article 201

	Issuance of stock acquisition rights	Article 240

	Approval of transferring stock acquisition rights with transfer restrictions	Article 265

	Acquisition of stock acquisition rights with acquisition clause	Articles 273 and 274

	Cancellation of stock acquisition rights	Article 276

	Free Allotment of stock acquisition rights	Article 278

General meetings of shareholders:	Convening of a general meeting of shareholders	Article 298

Board of Directors; Directors:	Designation and dismissal of Representative Directors	Article 362

	Approval of Directors’ competing transactions	Article 365

	Approval of Directors’ transactions for their own account	Article 365

	Approval of Directors’ transactions involving conflicting interests	Article 365

Accounts:	Approval of financial statements, business reports and the accompanying detailed statements	Article 436

	Approval of extraordinary financial statements	Article 441

	Approval of consolidated financial statements	Article 444

	Reduction in the amount of capital (with conditions)	Article 447

	Reduction in the amount of reserves (with conditions)	Article 448

Classifications	Items	Relevant Articles of Applicable Law
Bonds:	Offering of bonds	Article 362

	Issuance of bonds with stock acquisition rights	Article 240

Others:	Disposition and acquisition of important property	Article 362

	Borrowing of a large amount of money	Article 362

	Appointment and removal of managers and other important employees	Article 362

	Establishment, alteration and abolition of branch offices and other important organizations	Article 362

	Development of a framework to ensure business adequacy of the joint stock company	Article 362

	Other important business execution	Article 362

2. Matters provided for in the Articles of Incorporation:
Classifications	Items	Relevant Articles of the Articles of Incorporation
Shares:	Acquisition of Corporation’s own shares	Articles 7 and 32

	Selection of transfer agent and its location of business	Article 8

	Amendment to the Share Handling Regulations	Article 9

General meeting of shareholders:	The order in which to assume chairmanship of a general meeting of shareholders	Article 13

Board of Directors; Directors:	Appointment and removal of Directors with specific titles	Article 20

	Amendment to the Regulations of the Board of Directors	Article 19

	Exemption of Director from their liabilities	Article 22

Corporate Auditors:	Exemption of Corporate Auditors from their liabilities	Article 28

Accounts:	Distribution of interim dividends from surplus	Article 32

	Reduction in the amount of reserves	Article 32

	Other disposition of surplus	Article 32

	Distribution of dividends from surplus	Article 32

Others:	Appointment of Honorary Chairman and Senior Advisor	Article 21

3.	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders:

Classifications	Items
Shares:	Acquisition of Corporation’s own shares

Issuance of new shares or stock acquisition rights on favorable conditions

Others:	Other matters delegated to the Board of Directors

4.	Other important managerial matters:

Classifications	Items
Management:	Corporate policies

Important business alliances and important joint ventures

Launching of new projects

Short-form and simplified corporate splits

Short-form and simplified share exchanges

Simplified acquisition of an entire business of another company

Approval of interim and quarterly accounts

Approval of consolidated accounts (including interim and quarterly accounts)

Institution of important legal actions and defending and responding to important disputes

Other important matters

Personnel affairs; organization:	Directors and Managing Officers’ assumption of offices in other companies (in case of new appointments only)

Directors and Managing Officers’ assumption of offices in important associations (in case of new appointments only)

Assignment of Directors and Managing Officers to take charge of organizations

Treatment and discipline relating to Directors and Managing Officers

Appointment and removal of Managing Officers

Appointment and removal of Senior Technical Executive (gikan) and Advisor (komon)

Approval of Managing Officers’ competing transactions

Approval of Managing Officers’ transactions for their own account

Approval of Managing Officers’ transactions involving conflict of interests

Changes of important working conditions

Other important matters

Production; Sales; Technology development:	Long-term or annual production, shipment or sales plans

Long-term or annual equipment plans

Monthly production/shipment/sales plans

Licensing, acquisition or transfer of important intellectual property rights

Other important matters

Group management:	Incorporation, dissolution, acquisition and transfer of subsidiaries

Important group managerial matters

Other important matters

Others:	Other important managerial matters

II.	Matters to be reported:

Items	Relevant Articles of Applicable Law
State of execution of business	Corporation Act Article 363

Important facts about a competing transaction	Article 365

Important facts about any Director’s transactions for his/her own accounts	Article 365

Important facts about any transactions involving conflicting interests	Article 365

Directors and Managing Officers’ retirement from offices in other companies

Directors and Managing Officers’ retirement from offices in important associations

Corporate Auditors’ assumption (in case of new appointments only) and retirement from offices in other companies

Corporate Auditors’ assumption (in case of new appointments only) and retirement from offices in important associations

Other important matters

1. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters described in “Others” in “1. Matters provided for in the Corporation Act or other laws or ordinances” shall be submitted to the Board of Directors in accordance with the standards contained in Appendix 1.

Appendix 1

Items	Standard
(1) Disposition and acquisition of important property:

1 purchase and disposition of land (excluding land for business use)	2,000,000,000 Yen*1 or more per transaction or 50,000 m2 or more per transaction

2 acquisition and transfer of leaseholds	2,000,000,000 Yen*2 or more per transaction

3 investments (excluding fund management investments)	5,000,000,000 Yen*3 or more per transaction

4 capital expenditure (excluding model change and renewal of aging assets)	20,000,000,000 Yen*4 or more per transaction

5 loans (excluding renewal of bills and notes, and loans as part of financial business)	5,000,000,000 Yen*5 or more per transaction, or loans outstanding of 5,000,000,000 Yen*5 or more per company

6 discharge of debts	200,000,000 Yen or more per transaction

7 donations (excluding those via Japan Automobile Manufacturers Association, Inc.)	200,000,000 Yen or more per transaction

(2) Borrowings of large amounts of money:

1 borrowing	5,000,000,000 Yen or more per transaction

2 guarantee of obligations	5,000,000,000 Yen*6 or more per transaction, or outstanding guarantee of obligation of 5,000,000,000 Yen*6 or more per company

(3) Appointment and removal of managers and other important employees	Change of employees in the position of Senior General Manager (riji), Senior Grade 1 (kikanshoku 1-kyu) and any other personnel similar thereto

(4) Establishment, alteration and abolition of branch offices and other important organizations	Establishment, alteration and abolition of any “division” or higher class of organization and any other organizations similar thereto

(*1)	Purchase and disposition of land

In the case where any of the acquisition price, book value, or transaction price is 2,000,000,000 Yen or more per transaction, a submission shall be required.

(*2)	Definition of “leaseholds”

“Leasehold” is a right which is obtained by a temporary payment of concession money as a setup fee for leasehold, when leasing land for the purpose of owning buildings (excluding parking spaces, etc.).

(*3)	Special rules regarding investment

(I)	Even if the amount is below 5,000,000,000 Yen, if the conditions match either of the following, a submission shall be required.

(i)	Investment made to subsidiaries which were insolvent as of the end of the most recent closing date of accounts or those anticipated to become insolvent during their current fiscal period.

(ii)	Investment made to companies other than the subsidiaries.

(II)	Notwithstanding (I) above, such submission may be omitted by the decision(s) of the Executive Vice President(s) whose main duties relate to the division in charge of the case and to the accounting areas, in the case where the amount of investment is below 500,000,000 Yen.

(III)	After the investment is made, if such investment comes to fall under (i) or (ii) in (I) above, whether or not to submit such matter to the Board of Directors shall be decided by the Executive Vice President(s) as defined in (II) above.

(*4)	Capital expenditure

The main coverage of this item shall be those such as the construction of new factories, production lines, buildings and sales bases, among others, which change the structure of business and may pose new management risks.

(*5)	Special rules regarding loans

(I)	Even if the amount is below 5,000,000,000 Yen, if the conditions match any of the following, a submission shall be required.

(i)	Loans made available to companies which were insolvent as at the end of the most recent closing date of accounts or those anticipated to become insolvent during their current fiscal period (whether or not such finance is directed to the subsidiaries).

(ii)	Loans made available to companies (excluding the subsidiaries) which have their head office located in countries or areas having a country risk rating below A.

(iii)	Unsecured loans made available to companies other than the subsidiaries.

(II)	Notwithstanding (I) above, such submission may be omitted by the decision(s) of the Executive Vice President(s) whose main duties relate to the division in charge of the case and to the accounting areas, in the case where amounts of loans and loans outstanding are below 500,000,000 Yen.

(III)	After the loan is made available, if such loan comes to fall under (i), (ii) or (iii) in (I) above, whether or not to submit such matter to the Board of Directors shall be decided by the Executive Vice President(s) as defined in (II) above.

(*6)	Special rules regarding guarantee of obligations

(I)	Even if the amount is below 5,000,000,000 Yen, if the conditions match either of the following, a submission shall be required.

(i)	Guarantee of obligation made to subsidiaries which were insolvent as at the end of the most recent closing date of accounts or those anticipated to become insolvent during their current fiscal period.

(ii)	Guarantee of obligation made to companies other than the subsidiaries.

(II)	Notwithstanding (I) above, such submission may be omitted by the decision(s) of the Executive Vice President(s) whose main duties relate to the division in charge of the case and to the accounting areas, in the case where amounts of guarantee of obligation and outstanding guarantee of obligation are below 500,000,000 Yen.

(III)	After the guarantee of obligation is made, if such guarantee comes to fall under (i) or (ii) in (I) above, whether or not to submit such matter to the Board of Directors shall be decided by the Executive Vice President(s) as defined in (II) above.

2. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Management” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in Appendix 2.

Appendix 2

Items	Standard
(1) Important business alliances and important joint ventures:

1 definition of “business alliance” and “joint venture”

(1) “Business alliance”	Used when businesses such as sales tie-up, continuous provision of products, acceptance/entrustment of production, joint production, joint development, or technology licensing, etc. are commenced or terminated, or material changes with respect to these businesses are made.

(2) “Joint venture”	Used when Toyota Motor Corporation (“TMC”) and a business partner or its subsidiary make joint investments to establish or acquire a joint venture company and have such joint venture company conduct businesses for the purposes of the subject joint venture.

2 materiality standards for “important business alliances and important joint ventures” *1

(1) Monetary standard	If TMC plans to spend 5,000,000,000 Yen or more in total for loan and investment, capital expenditures, etc. at the beginning of the plan.

(2) Qualitative standard	If the subject business alliance or joint venture (including with a dominant competitor) may materially affect TMC’s management in terms of sales, profits, etc.

(2) Launching of new projects:

1 definition of “launching of new projects”	Used when TMC launches a business not relating to its existing business areas (such as automobiles, industrial vehicles, housing, information and telecommunication, boats and ships, airplanes, biotechnology or financial businesses.)

In addition to a launch of businesses by TMC itself, launch of business through business alliance or through its subsidiary or joint venture company (excluding companies in which TMC invests without being required to include such companies’ operating results in its consolidated financial statements pursuant to the Securities Exchange Law) shall also be considered “launching of new projects.”

(3) Institution of important legal actions and defending and responding to important disputes*2

1 Monetary standard	If the value of subjects (including rights and obligations) that are subject to legal action (in response to legal action, a reasonable amount for settlement) is 2,000,000,000 Yen or more.

2 Qualitative standard	If in the case of legal actions such as filing of legal action with respect to important intellectual property rights or a dispute with a public entity with respect to environmental issues, which may materially affect TMC’s management, business, rights or brand image, etc.

(*1)	Materiality standards for “important business alliances and important joint ventures”

If a business alliance or joint venture falls under either the “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

(*2)	Materiality standards for “institution of important legal actions and defending against and responding to important disputes”

If a case falls under either the “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

3. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Personnel affairs, organization” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in Appendix 3.

Appendix 3

Items	Standard
(1) Directors and Managing Officers’ assumption of offices in important associations (in case of new appointments only)	If directors, corporate auditors or managing officers of TMC assume or resign from a position such as chairman, board chairman, committee chairman, etc. of Japan’s Business Federation, The Japan Chamber of Commerce and Industry, Japan Association of Corporate Executives, Japan Automobile Manufacturer Association, Counsel of government authorities or other important associations comparable to these associations.

(2) Changes in important working conditions:	If certain actions such as changes in working conditions with respect to employment which may materially affect TMC’s management and employees.

4. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Production; Sales; Technology development” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in Appendix 4.

Appendix 4

Materiality standard for “licensing and acquisition of important intellectual property rights”

Certain actions such as licensing of intellectual property rights relating to TMC’s essential technologies or transfer of TMC’s trademark, which may materially affect TMC’s management, such as licensing, transfer or acquisition shall be deemed material.

5. Out of “I. Matters to be Resolved” of the “Matters to be Submitted to the Board of Directors”, the matters relating to “Group Management” in “4. Other important managerial matters” shall be submitted to the Board of Directors in accordance with the standards contained in Appendix 5.

Appendix 5

Items	Standard
(1) Incorporation, dissolution, acquisition and transfer of subsidiaries:

1 definition of “incorporation, dissolution, acquisition and transfer of subsidiaries”

(1) “Subsidiary”	A joint stock company of which TMC holds a majority of its voting rights, or other companies judged to be a subsidiary of TMC pursuant to Article 3 of the Implementation Rules of the Corporation Act.

(2) “Directly held subsidiary”	A joint stock company that is a subsidiary of TMC with a majority of its voting rights held by TMC.

(3) “Wholly owned subsidiary”	A joint stock company of which TMC directly or indirectly holds all of its voting rights.

(4) “Incorporation”	Used when a subsidiary is established.

(5) “Dissolution”	Used when a subsidiary is dissolved.

(6) “Acquisition”	Used when a subsidiary is obtained through, for example, acquisition of shares (excluding cases which fall under incorporation).

(7) “Transfer”	Used when a company loses its status as a subsidiary of TMC through, for example, TMC’s sale of shares of the subsidiary (excluding cases which fall under dissolution).

2 submission standard of “incorporation, dissolution, acquisition and transfer of subsidiaries”

(1) Directly held subsidiary	Matters to be resolved

(2) Principal subsidiary, not falling under (1) above*1	Matters to be resolved

(3) Subsidiary with capital of 500,000,000 Yen or more, not falling under (1) or (2) above	Matters to be reported

(4) Subsidiary, not falling under (1)-(3) above	Submission not necessary in principle

(2) Important group managerial matters*2

1 Monetary standard	If a wholly owned subsidiary conducts Items 1~5 of “Disposition and acquisition of important property” as defined above, amounts, quantifies, special rules, definitions and explanations of the same Items shall apply.

2 Qualitative standard	If in the case of “Disposition and acquisition of important property”*i, “Borrowing of a large amount of money”*ii, business alliance, joint venture or reorganization of business, etc., conducted by a subsidiary of TMC, which may materially affect TMC’s group management*iii.

(*1)	Examples of “principal subsidiary” are as follows:

(i)	Wholly owned subsidiary

(ii)	Subsidiary engaged in a new business

(iii)	Subsidiary with a substantial amount of capital (5,000,000,000 Yen or more)

(iv)	Subsidiary established as a result of a business alliance or joint venture with a dominant competitor

(v)	Subsidiary which was insolvent as of the end of the most recent closing date of accounts or that is anticipated to become insolvent during its current fiscal period (this shall apply only to acquisitions)

(vi)	Other managerially important subsidiaries

(*2)	If a matter falls under either “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

(*i)	In conducting Items 1~7 of “Disposition and acquisition of important property” as defined above, materiality shall be determined in reference to amount, quantity, special rules, definition and explanation defined in the same Items.

(*ii)	In conducting Items 1~2 of “Borrowing of a large amount of money” as defined above, materiality shall be determined in reference to amount, quantity and special rules defined in the same Items.

(*iii)	With respect to other items, materiality shall be determined in reference to TMC’s submission standards of matters to be submitted to the Board of Directors.